Exhibit 23.1





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment 1 to Registration Statement No. 333-102592 of Altair Nanotechnologies Inc. (formerly known as "Altair International, Inc.") on Form S-2 of our report dated March 25, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the uncertainty that the Company will be able to continue as a going concern), appearing in the Annual Report on Form 10-K of Altair International, Inc. for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP

Salt Lake City, Utah
February 6, 2003